Exhibit 10.13

TENTH AMENDMENT TO THE

INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN

The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of the dates specified below.

1. Effective as of January 1, 2011, Section 1.22 is amended to read as follows:

“1.22 ‘Eligible Employee’ means any Employee maintained on the United States payroll of the Employer other than: (a) a leased employee within the meaning of Section 1.23, (b) any person who is included in a unit of employees covered by an agreement recognized for purposes of collective bargaining with the Employer, provided retirement benefits have been the subject of good faith bargaining and such bargaining does not provide for coverage under the Plan, (c) an Employee who is a nonresident alien deriving no earned income from the Employer which constitutes income from sources within the United States, and (d) any employee who resides and works in a United States territory (including, but not limited to, the Commonwealth of Puerto Rico). Notwithstanding clause (d), an Employee who is working outside of the 50 states on a temporary assignment will not be excluded from Plan participation on account of such temporary assignment.

Notwithstanding any other provision of the Plan, the term ‘Eligible Employee’ shall not include any employee, independent contractor, leased employee or other individual unless such individual is contemporaneously treated by the Employer as an Employee for purposes of the Plan (without regard to any subsequent recharacterization or inconsistent determination made by any person or entity or by any court, agency or other authority with respect to such individual whenever effective).”

2. Effective with respect to Compensation paid, and Before-Tax Contributions and/or After-Tax Contributions made, on or after February 4, 2011, Section 3.2 (as previously modified by the Sixth Amendment to the Plan) is amended by revising the first paragraph thereof to read as follows:

“The Employer may make a Matching Contribution for each Participant who makes Before-Tax Contributions and/or After-Tax Contributions for the payroll period equal to fifty percent (50%) of the Participant’s Before-Tax Contributions and/or After-Tax Contributions for the payroll period not exceeding five percent (5%) of the Participant’s Compensation for the payroll period. Matching Contributions shall not be made on account of Catch-Up Contributions.”

3. Effective as of January 3, 2011, Section 5.2(a) (as added by the Fifth Amendment to the Plan) is amended to read as follows:

“(a) A Participant may, in accordance with applicable administrative procedures, specify the percentages of his Accounts that shall be invested in each Fund maintained under the Plan, subject to subsections (b) and (c) below.”

4. Effective as of January 3, 2011, Section 5.2(c) (as added by the Fifth Amendment to the Plan) is deleted and replaced by the following:

“(c) Not more than 50% of a Participant’s Account balance may be invested in the Self-Directed Brokerage Fund. Participation in the Self-Directed Brokerage Fund shall be subject to such terms and conditions as may be established from time to time by the Administrator, which may include specific enrollment procedures, commission and fee schedules, and restrictions on loans and withdrawals.

(d) If a Participant fails to make an investment election pursuant to Section 5.2(a), all of his Accounts shall be invested in a “qualified default investment alternative” described in ERISA Section 404(c)(5) and related regulations, or such other Fund that the Administrator determines, in its sole discretion, is consistent with the prudent discharge of its fiduciary duties. Furthermore, to the extent that (i) a Participant’s election to invest new contributions in the Ingram Micro Stock Fund on or after December 1, 2008, should exceed the limit set forth in Section 5.2(b)(l), or (ii) a Participant’s election to invest in the Self-Directed Brokerage Fund on or after January 3, 2011, should exceed the limit set forth in Section 5.2(c), the excess amount shall be invested in a “qualified default investment alternative” described in ERISA Section 404(c)(5) and related regulations, or such other Fund that the Administrator determines, in its sole discretion, is consistent with the prudent discharge of its fiduciary duties.”

5. Effective as of January 3, 2011, Section 7.1 is amended by the addition of the following to the end thereof:

“In-service withdrawals may not be taken from the Self-Directed Brokerage Fund. In accordance with procedures established by the Administrator, a Participant may transfer investments from the Self-Directed Brokerage Fund to another Fund, and then make an in-service withdrawal permitted under this Article VII.”

6. Effective as of January 3, 2011, Section 7.5(i) is amended by the addition of the following to the end thereof:

“Notwithstanding the above, a loan may not be taken from the Self-Directed Brokerage Fund. In accordance with procedures established by the Administrator, a Participant may transfer investments from the Self-Directed Brokerage Fund to another Fund, and then obtain a loan from the transferred amount to the extent permitted under this Section 7.5.”

7. Effective as of January 1, 2009, Section 8.4 is amended by the addition of a new subsection (e) to read as follows:

“(e) 2009 Moratorium on Required Distributions

Notwithstanding the foregoing provisions of this Section 8.4, a Participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or beneficiary chooses to receive such distributions. Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding Section 8.7 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions in 2009.”

IN WITNESS WHEREOF, this Tenth Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	Robyn Tingley

Title:	Vice President, Human Resources, Americas

Date:	December 15, 2011